Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President — Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Announces First Quarter
E.P.S. of $0.08 net of Non-Cash Charges of $0.03
•	Quarter-end inventories decreased 13% per selling square foot

•	Cash and marketable securities were $325.0 million at quarter-end
     Fort Myers, FL - May 27, 2009 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2009 first quarter ended May 2, 2009.
Fiscal 2009 First Quarter Financial Results
     For the first quarter ended May 2, 2009, the Company had net income of $14.5 million or $0.08 per diluted share, compared to net income of $12.7 million, or $0.07 per diluted share in the prior year’s first quarter ended May 3, 2008.
     The first quarter 2009 results include non-cash impairment charges totaling approximately $5.1 million, net of tax, or $0.03 per diluted share, related to the write-off of development costs for software applications that reflect the Company’s recent decision to deploy alternative inventory planning and allocation software.
     Excluding these charges, the Company’s first quarter net income approximated $19.6 million, or $0.11 per diluted share compared to net income of $12.7 million, or $0.07 per diluted share for the like period last year. The higher net income was primarily a result of a higher gross margin combined with lower selling, general and administrative expenses, partially offset by lower interest income and higher income taxes.
Sales
     Net sales for the thirteen-week period ended May 2, 2009 increased from $409.6 million to $410.6 million. Consolidated comparable store sales decreased 3.2% for the thirteen-week period ended May 2, 2009 compared to the 17.5% decrease for the like period last year ended May 3, 2008. The Chico’s brand’s same store sales decreased approximately 6% and the White House | Black Market (WH|BM) brand’s same store sales increased approximately 4%. Direct-to-consumer sales, not included in comparable store sales, increased 37.1% over first quarter 2008.
Gross Margin
     Gross margin for the fiscal 2009 first quarter increased from $228.8 million to $233.4 million. Expressed as a percentage of net sales, gross margin for the first quarter increased 90 basis points to 56.8% from 55.9% in the prior year’s first quarter. The increase in gross margin was due to lower markdowns in the Chico’s brand and improved margin at Chico’s outlet stores. The improvement in gross margin was slightly offset by a decrease in the WH|BM brand merchandise margin as a result of higher markdowns in the current quarter compared to the same period last year.

Selling, General and Administrative Expenses
     Selling, general and administrative expenses (“SG&A”) for the fiscal 2009 first quarter decreased from $212.1 million in the prior period to $211.6 million in the current period. Expressed as a percentage of net sales, SG&A in the current quarter decreased by approximately 30 basis points compared to the prior period primarily as the result of cost reduction strategies. The efforts to decrease the Company’s expense structure were offset by the recognition of pre-tax impairment charges on software approximating $8.1 million. Excluding these charges, SG&A expense would have decreased by $8.5 million, or 220 basis points, compared to the like period last year.
     Store operating expenses for the fiscal 2009 first quarter decreased by $0.8 million primarily as a result of ongoing store-level cost reduction initiatives.
     Marketing costs for the first quarter fiscal 2009 decreased by $5.0 million primarily as a result of the ongoing cost reduction initiatives and reduced print advertising in the first quarter of fiscal 2009 versus the first quarter of fiscal 2008.
     Shared services, including headquarters and other non-brand specific expenses, for the 2009 first quarter decreased by $2.7 million mainly as a result of the Company’s continued rationalization of its corporate expense structure.
Inventories
     Consolidated inventory per selling square foot at the end of the 2009 first quarter was $56, reflecting a decrease of approximately 13% from $65 at the end of the prior year’s first quarter. Quarter-ended inventory for the Chico’s brand decreased approximately 18%, from the prior year’s first quarter. Quarter-ended inventory for the WH|BM brand increased approximately 4% per selling square foot and includes $5.3 million of incremental inventory in-transit over the prior period. Excluding the incremental inventory in-transit, WH|BM inventory would have been down approximately 9% per selling square foot.
Cash and Marketable Securities
     Cash and marketable securities at the end of the fiscal 2009 first quarter totaled $325.0 million, reflecting an approximate $56 million increase over the prior fiscal year-end. Cash flows from operating activities increased by $32.6 million when compared to the prior fiscal year’s first quarter resulting from an increase in accounts payables including increased levels of inventory in-transit. Additionally, the Company expended $12.7 million in capital expenditures for the current quarter vs. $40.1 million for the same period last year.
ABOUT CHICO’S FAS, INC.
The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,069 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
The Chico’s brand currently operates 614 boutique and 40 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.

White House | Black Market currently operates 326 boutique and 16 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whitehouseblackmarket.com.
Soma Intimates is the Company’s developing concept with 72 boutique stores and 1 outlet store today. Soma also publishes a popular catalog for its customers and conducts e-commerce at www.soma.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	May 2,	January 31,
	2009	2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$95,394	$26,549
Marketable securities, at market	229,585	242,153
Receivables	31,387	33,993
Income tax receivable	1,055	11,706
Inventories	145,777	132,413
Prepaid expenses	24,250	21,702
Deferred taxes	16,807	17,859

Total Current Assets	544,255	486,375

Property and Equipment:
Land and land improvements	18,763	18,627
Building and building improvements	74,562	74,998
Equipment, furniture and fixtures	376,827	376,218
Leasehold improvements	417,427	418,691

Total Property and Equipment	887,579	888,534
Less accumulated depreciation and amortization	(347,764)	(327,989)

Property and Equipment, Net	539,815	560,545

Other Assets:
Goodwill	96,774	96,774
Other intangible assets	38,930	38,930
Deferred taxes	36,304	38,458
Other assets, net	4,757	5,101

Total Other Assets	176,765	179,263

	$1,260,835	$1,226,183

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$69,114	$56,542
Accrued liabilities	102,160	88,446
Current portion of deferred liabilities	1,917	1,748

Total Current Liabilities	173,191	146,736

Noncurrent Liabilities:
Deferred liabilities	172,108	177,251

Stockholders’ Equity:
Common stock	1,773	1,771
Additional paid-in capital	257,247	258,312
Retained earnings	656,467	641,978
Other accumulated comprehensive income	49	135

Total Stockholders’ Equity	915,536	902,196

	$1,260,835	$1,226,183

Chico’s FAS, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 2, 2009		May 3, 2008
	Amount	% of Sales	Amount	% of Sales

Net sales by Chico’s/Soma stores	$272,506	66.4	$285,694	69.8
Net sales by White House | Black Market stores	116,168	28.3	107,849	26.3
Net sales by direct-to-consumer	21,969	5.3	16,021	3.9

Net sales	410,643	100.0	409,564	100.0

Cost of goods sold	177,255	43.2	180,762	44.1

Gross margin	233,388	56.8	228,802	55.9

Selling, general and administrative expenses:
Store operating expenses	160,195	39.0	160,985	39.3
Marketing	17,834	4.3	22,843	5.6
Shared services	25,534	6.2	28,281	6.9
Impairment charges	8,058	2.0	—	—

Total selling, general and administrative expenses	211,621	51.5	212,109	51.8

Income from operations	21,767	5.3	16,693	4.1
Interest income, net	1,022	0.2	2,239	0.5

Income before income taxes	22,789	5.5	18,932	4.6
Income tax provision	8,300	2.0	6,200	1.5

Net income	$14,489	3.5	$12,732	3.1

Per share data:
Net income per common share—basic	$0.08		$0.07

Net income per common and common equivalent share—diluted	$0.08		$0.07

Weighted average common shares outstanding—basic	177,221		176,368

Weighted average common and common equivalent shares outstanding—diluted	177,692		176,551

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(In thousands)

	Thirteen Weeks Ended
	May 2,	May 3,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,489	$12,732

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	1,645	2,700
Depreciation and amortization, other	22,986	23,517
Deferred tax expense (benefit)	3,206	(4,402)
Stock-based compensation expense, cost of goods sold	702	1,008
Stock-based compensation expense, other	1,427	2,129
Excess tax benefit from stock-based compensation	—	(100)
Impairment of long-lived assets	8,058	—
Deferred rent expense, net	632	2,417
Loss on disposal of property and equipment	750	9
Decrease (increase) in assets —
Receivables, net	2,606	(3,104)
Income tax receivable	10,651	23,973
Inventories	(13,364)	(16,999)
Prepaid expenses and other	(2,204)	(1,245)
Increase (decrease) in liabilities —
Accounts payable	12,572	(19,229)
Accrued and other deferred liabilities	4,848	13,001

Total adjustments	54,515	23,675

Net cash provided by operating activities	69,004	36,407

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of marketable securities, net	12,482	26,717
Purchases of property and equipment	(12,709)	(40,063)

Net cash used in investing activities	(227)	(13,346)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	138	163
Excess tax benefit from stock-based compensation	—	100
Repurchase of common stock	(70)	(103)

Net cash provided by financing activities	68	160

Net increase in cash and cash equivalents	68,845	23,221
CASH AND CASH EQUIVALENTS, Beginning of period	26,549	13,801

CASH AND CASH EQUIVALENTS, End of period	$95,394	$37,022

SEC Regulation G — The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude impairment and certain other non-recurring charges, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of first quarter 2009 earnings per diluted share on a GAAP basis to earnings per share on a non-GAAP basis is presented in the table below:
Chico’s FAS, Inc.
Non-GAAP to GAAP Reconciliation
Diluted Earnings Per Share (EPS)

13 weeks ended
May 2, 2009
Diluted EPS on a GAAP basis (as reported)	$0.08
Add: Impact of impairment of long-lived assets	0.03

Non-GAAP Diluted EPS	$0.11